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                                                                    EXHIBIT 99.3

                 Form of Letter to Common Stockholders (Record)

                           AAMES FINANCIAL CORPORATION
                       350 South Grand Avenue, 43rd Floor
                              Los Angeles, CA 90071


                                 ________, 2002

Dear Stockholder:

     On behalf of the Board of Directors of Aames Financial Corporation (the"Company"), we are pleased to provide details on the Company's rights offering to purchase shares of the Company's Series D Convertible Preferred Stock, par value $0.001 per share (the "Series D Preferred Stock"). The shares of Series D Preferred Stock are being offered at the subscription price of $0.85 per share.

     Each beneficial owner of the Company's common stock, par value $0.001 per share (the "Common Stock") has the right to purchase 2.56 shares of Series D Preferred Stock for each share of the Common Stock that they owned on _______, 2002. All fractional shares will be rounded up to the nearest whole number.

     Enclosed are copies of the following documents:

     1.   the Prospectus;

     2.   the "Instructions for Completing the Subscription Agreement";

     3.   the Subscription Agreement; and

     4. a return envelope addressed to Mellon Investor Services, the Subscription Agent.

     The enclosed Prospectus describes the rights offering and the procedure to follow if you choose to exercise your rights. Please read the Prospectus and other enclosed materials carefully.

     Your prompt action is requested. The rights offering will expire at 5:00 p.m., on __________, 2002, unless extended by the Company in its sole discretion (the "Expiration Date").

     To exercise your rights, a properly completed and executed Subscription Agreement and payment in full for all of the shares purchased must be delivered to the Subscription Agent as indicated in the Prospectus prior to 5:00 p.m., Eastern Standard Time, on the Expiration Date.


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     Additional copies of the enclosed materials may be obtained from Mellon
Investor Services. Their toll-free telephone number is (888) 566-9477.

     We are pleased to offer you this opportunity and hope that you will consider a further investment in the Company.


                                           Sincerely,

                                           AAMES FINANCIAL CORPORATION